________________________________________________________________________________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                (Amendment No. 2)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                           CASTLE DENTAL CENTERS, INC.
                                (Name of Issuer)
                            ------------------------

                                  COMMON STOCK
                               $.000001 PAR VALUE
                         (Title of Class of Securities)

                                    14844P105
                                 (CUSIP Number)
                            -------------------------

                                  Paul G. Kreie
                             Midwest Mezzanine Funds
                      135 South LaSalle Street, Suite 2040
                             Chicago, Illinois 60603
                                 (312) 992-4584

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                            -------------------------

                                  June 14, 2004


             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: |_|

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


________________________________________________________________________________

                                      13D


CUSIP No. 14844P105

1.    Name of reporting persons. . . . . . . . . . . . . . .   Midwest Mezzanine
                                                               Fund II, L.P.

      I.R.S. Identification Nos. of above persons
      (entities only). . . . . . . . . . . . . . . . . . . .
________________________________________________________________________________

2.    Check the appropriate box if a member of a group         (a)  [_]
                                                               (b)  [_]
________________________________________________________________________________

3.    SEC use only
________________________________________________________________________________

4.    Source of funds. . . . . . . . . . . . . . . . . . . .   OO
________________________________________________________________________________

5.    Check box if disclosure of legal proceedings is required
      pursuant to Items 2(d) or 2(e).
________________________________________________________________________________

6.    Citizenship or place of  organization. . . . . . . .     State of Delaware

          Number of shares       7. Sole voting power
                                ________________________________________________
        beneficially owned       8. Shared voting power        0
                                ________________________________________________
            by each              9. Sole dispositive power
                                ________________________________________________
       reporting person with:   10. Shared dispositive power   0
________________________________________________________________________________
11.  Aggregate amount beneficially
     owned by each reporting person.    0
                                       _________________________________________
12.  Check box if the aggregate         [_]
     amount in Row 11 excludes
     certain shares.
                                       _________________________________________
13.  Percent of class represented
     by amount in Row (11). . . . . .   0
                                       _________________________________________
14.  Type of reporting person . . . .   PN

                                      13D


CUSIP No. 14844P105

1.    Name of reporting persons. . . . . . . . . . . . . . . ABN AMRO Mezzanine
                                                             Management II, L.P.

      I.R.S. Identification Nos. of above persons
      (entities only). . . . . . . . . . . . . . . . . . . .
________________________________________________________________________________

2.    Check the appropriate box if a member of a group       (a)  [_]
                                                             (b)  [_]
________________________________________________________________________________

3.    SEC use only
________________________________________________________________________________

4.    Source of funds. . . . . . . . . . . . . . . . . . . . OO
________________________________________________________________________________

5.    Check box if disclosure of legal proceedings is required
      pursuant to Items 2(d) or 2(e).
________________________________________________________________________________

6.    Citizenship or place of  organization. . . . . . . .   State of Delaware

          Number of shares       7. Sole voting power
                                ________________________________________________
        beneficially owned       8. Shared voting power        0
                                ________________________________________________
            by each              9. Sole dispositive power
                                ________________________________________________
       reporting person with:   10. Shared dispositive power   0
________________________________________________________________________________
11.  Aggregate amount beneficially
     owned by each reporting person.    0
                                       _________________________________________
12.  Check box if the aggregate         [_]
     amount in Row 11 excludes
     certain shares.
                                       _________________________________________
13.  Percent of class represented
     by amount in Row (11). . . . . .   0
                                       _________________________________________
14.  Type of reporting person . . . .   PN

                                      13D


CUSIP No. 14844P105

1.    Name of reporting persons. . . . . . . . . . . . . . . ABN AMRO Mezzanine
                                                             Management II, Inc.

      I.R.S. Identification Nos. of above persons
      (entities only). . . . . . . . . . . . . . . . . . . .
________________________________________________________________________________

2.    Check the appropriate box if a member of a group       (a)  [_]
                                                             (b)  [_]
________________________________________________________________________________

3.    SEC use only
________________________________________________________________________________

4.    Source of funds. . . . . . . . . . . . . . . . . . . . OO
________________________________________________________________________________

5.    Check box if disclosure of legal proceedings is required
      pursuant to Items 2(d) or 2(e).
________________________________________________________________________________

6.    Citizenship or place of  organization. . . . . . . .   State of Delaware

          Number of shares       7. Sole voting power
                                ________________________________________________
        beneficially owned       8. Shared voting power        0
                                ________________________________________________
            by each              9. Sole dispositive power
                                ________________________________________________
       reporting person with:   10. Shared dispositive power   0
________________________________________________________________________________
11.  Aggregate amount beneficially
     owned by each reporting person.    0
                                       _________________________________________
12.  Check box if the aggregate         [_]
     amount in Row 11 excludes
     certain shares.
                                       _________________________________________
13.  Percent of class represented
     by amount in Row (11). . . . . .   0
                                       _________________________________________
14.  Type of reporting person . . . .   CO

                                      13D


CUSIP No. 14844P105

1.    Name of reporting persons. . . . . . . . . . . . . . . LaSalle Bank
                                                             Corporation (f/k/a
                                                             ABN AMRO North
                                                             America, Inc.)

      I.R.S. Identification Nos. of above persons
      (entities only). . . . . . . . . . . . . . . . . . . .
________________________________________________________________________________

2.    Check the appropriate box if a member of a group       (a)  [_]
                                                             (b)  [_]
________________________________________________________________________________

3.    SEC use only
________________________________________________________________________________

4.    Source of funds. . . . . . . . . . . . . . . . . . . . OO
________________________________________________________________________________

5.    Check box if disclosure of legal proceedings is required
      pursuant to Items 2(d) or 2(e).
________________________________________________________________________________

6.    Citizenship or place of  organization. . . . . . . .   State of Delaware

          Number of shares       7. Sole voting power
                                ________________________________________________
        beneficially owned       8. Shared voting power        0
                                ________________________________________________
            by each              9. Sole dispositive power
                                ________________________________________________
       reporting person with:   10. Shared dispositive power   0
________________________________________________________________________________
11.  Aggregate amount beneficially
     owned by each reporting person.    0
                                       _________________________________________
12.  Check box if the aggregate         [_]
     amount in Row 11 excludes
     certain shares.
                                       _________________________________________
13.  Percent of class represented
     by amount in Row (11). . . . . .   0
                                       _________________________________________
14.  Type of reporting person . . . .   CO

                                      13D


CUSIP No. 14844P105

1.    Name of reporting persons. . . . . . . . . . . . . . . ABN AMRO North
                                                             America Holding
                                                             Company

      I.R.S. Identification Nos. of above persons
      (entities only). . . . . . . . . . . . . . . . . . . .
________________________________________________________________________________

2.    Check the appropriate box if a member of a group       (a)  [_]
                                                             (b)  [_]
________________________________________________________________________________

3.    SEC use only
________________________________________________________________________________

4.    Source of funds. . . . . . . . . . . . . . . . . . . . OO
________________________________________________________________________________

5.    Check box if disclosure of legal proceedings is required
      pursuant to Items 2(d) or 2(e).
________________________________________________________________________________

6.    Citizenship or place of  organization. . . . . . . .   State of Delaware

          Number of shares       7. Sole voting power
                                ________________________________________________
        beneficially owned       8. Shared voting power        0
                                ________________________________________________
            by each              9. Sole dispositive power
                                ________________________________________________
       reporting person with:   10. Shared dispositive power   0
________________________________________________________________________________
11.  Aggregate amount beneficially
     owned by each reporting person.    0
                                       _________________________________________
12.  Check box if the aggregate         [_]
     amount in Row 11 excludes
     certain shares.
                                       _________________________________________
13.  Percent of class represented
     by amount in Row (11). . . . . .   0
                                       _________________________________________
14.  Type of reporting person . . . .   CO

                                      13D


CUSIP No. 14844P105

1.    Name of reporting persons. . . . . . . . . . . . . . . ABN AMRO Bank N.V.

      I.R.S. Identification Nos. of above persons
      (entities only). . . . . . . . . . . . . . . . . . . .
________________________________________________________________________________

2.    Check the appropriate box if a member of a group       (a)  [_]
                                                             (b)  [_]
________________________________________________________________________________

3.    SEC use only
________________________________________________________________________________

4.    Source of funds. . . . . . . . . . . . . . . . . . . . OO
________________________________________________________________________________

5.    Check box if disclosure of legal proceedings is required
      pursuant to Items 2(d) or 2(e).
________________________________________________________________________________

6.    Citizenship or place of  organization. . . . . . . .   The Netherlands

          Number of shares       7. Sole voting power
                                ________________________________________________
        beneficially owned       8. Shared voting power        0
                                ________________________________________________
            by each              9. Sole dispositive power
                                ________________________________________________
       reporting person with:   10. Shared dispositive power   0
________________________________________________________________________________
11.  Aggregate amount beneficially
     owned by each reporting person.    0
                                       _________________________________________
12.  Check box if the aggregate         [_]
     amount in Row 11 excludes
     certain shares.
                                       _________________________________________
13.  Percent of class represented
     by amount in Row (11). . . . . .   0
                                       _________________________________________
14.  Type of reporting person . . . .   CO

                                      13D


CUSIP No. 14844P105

1.    Name of reporting persons. . . . . . . . . . . . . . . ABN AMRO Holding
                                                             N.V.

      I.R.S. Identification Nos. of above persons
      (entities only). . . . . . . . . . . . . . . . . . . .
________________________________________________________________________________

2.    Check the appropriate box if a member of a group       (a)  [_]
                                                             (b)  [_]
________________________________________________________________________________

3.    SEC use only
________________________________________________________________________________

4.    Source of funds. . . . . . . . . . . . . . . . . . . . OO
________________________________________________________________________________

5.    Check box if disclosure of legal proceedings is required
      pursuant to Items 2(d) or 2(e).
________________________________________________________________________________

6.    Citizenship or place of  organization. . . . . . . .   The Netherlands

          Number of shares       7. Sole voting power
                                ________________________________________________
        beneficially owned       8. Shared voting power        0
                                ________________________________________________
            by each              9. Sole dispositive power
                                ________________________________________________
       reporting person with:   10. Shared dispositive power   0
________________________________________________________________________________
11.  Aggregate amount beneficially
     owned by each reporting person.    0
                                       _________________________________________
12.  Check box if the aggregate         [_]
     amount in Row 11 excludes
     certain shares.
                                       _________________________________________
13.  Percent of class represented
     by amount in Row (11). . . . . .   0
                                       _________________________________________
14.  Type of reporting person . . . .   CO

         This Amendment is being filed solely to reflect the disposition of all the Reporting Persons' ownership of the Series A-1 Preferred Stock and the Series B Preferred Stock of Castle Dental Centers, Inc., a Delaware Corporation (the "Issuer").

Item 5.  Interest in Securities of the Issuer.

         (a) The Reporting Persons no longer own any shares of the Issuer, due to an Agreement and Plan of Merger by and among Bright Now! Dental, Inc., Drawbridge Acquisitions, Inc. and the Issuer dated April 25, 2004 (the "Merger Agreement"), pursuant to which the Reporting Persons' 59,760 shares of Series A-1 Preferred Stock and 5,644 shares of Series B preferred stock were converted into the right to receive cash.

         (b) Not applicable.

         (c) See item 5(a).

         (e) The Reporting Persons ceased to be beneficial owners of any Series A-1 Preferred Stock and Series B Preferred Stock on June 14, 2004.

Item 7.  Materials to be Filed as Exhibits.

         None

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  June 16, 2004

                                        MIDWEST MEZZANINE FUND II, L.P.

                                        By:  ABN AMRO Mezzanine Management II,
                                             L.P., its general partner

                                        By:  ABN AMRO Mezzanine Management II,
                                             Inc., its general partner


                                        By:  /s/ Jeffrey DeJesus
                                           -------------------------------------
                                             Jeffrey DeJesus, its Vice President


                                        ABN AMRO MEZZANINE MANAGEMENT II, L.P.

                                        By:  ABN AMRO Mezzanine Management II,
                                             Inc., its general partner


                                        By:  /s/ Jeffrey DeJesus
                                           -------------------------------------
                                             Jeffrey DeJesus, its Vice President


                                        ABN AMRO MEZZANINE MANAGEMENT II, INC.


                                        By:  /s/ Jeffrey DeJesus
                                           -------------------------------------
                                             Jeffrey DeJesus, its Vice President

                                        LASALLE BANK CORPORATION


                                        By:    /s/ Kirk P. Flores
                                           -------------------------------------
                                        Its:   Senior Vice President
                                            ------------------------------------

                                                                and

                                        By:    /s/ Carol L. Tenyak
                                           -------------------------------------
                                        Its:   Group Senior Vice President
                                            ------------------------------------


                                        ABN AMRO NORTH AMERICA HOLDING COMPANY


                                        By:     /s/ Willie J. Miller Jr.
                                           -------------------------------------
                                        Its:    Chief Legal Officer
                                            ------------------------------------


                                        ABN AMRO BANK N.V.


                                        By:     /s/ G.L. Zeilmaker
                                           -------------------------------------
                                        Its:    Executive Vice President
                                            ------------------------------------

                                                                and

                                        By:     /s/ E.H. Kok
                                           -------------------------------------
                                        Its:    Senior Executive Vice President
                                           ------------------------------------


                                        ABN AMRO HOLDING N.V.


                                        By:     /s/ G.L. Zeilmaker
                                           -------------------------------------
                                        Its:    Principal Accounting Officer
                                            ------------------------------------

                                                                and

                                        By:     /s/ E.H. Kok
                                           -------------------------------------
                                        Its:    Principal Financial Officer
                                            ------------------------------------